Exhibit (a)(1)(vi)

Instructions for Withdrawal

of

Previously Tendered Preferred Stock

of

AllianceBernstein National Municipal Income Fund, Inc. (the “Fund”)

If you tendered to the Fund, a Maryland corporation registered under the Investment Company Act of 1940, as amended, in connection with the offer by the Fund to purchase for cash up to 100% of its outstanding shares of Auction Preferred Shares, Series M, Series T, Series W and Series TH, par value $0.001 per share (the “Preferred Stock”), at a price equal to 94% of the liquidation preference of $25,000 per share (or $23,500 per share), plus any unpaid dividends accrued until 5:00 p.m., New York City time, on August 24, 2015, or such later date to which the Offer is extended (the “Termination Date”), upon the terms and subject to the conditions set forth in the offer to purchase dated July 27, 2015 (the “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, each as amended or supplemented from time to time, together constitute the “Offer”), and you wish to withdraw all or any of your Preferred Stock, please fill out the attached Notice of Withdrawal. If your Preferred Stock is registered in the name of your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), contact that Nominee Holder to withdraw your tendered Preferred Stock.

1. Withdrawal. If you have tendered your Preferred Stock pursuant to the Offer, you may withdraw your Preferred Stock previously tendered by completing, executing and sending the attached “Notice of Withdrawal” to the address set forth on the first page of the Notice of Withdrawal. If your Preferred Stock is registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Preferred Stock.

2. Delivery of Notice of Withdrawal. The Bank of New York Mellon (the “Depositary”) must receive the Notice of Withdrawal no later than 5:00 p.m. New York City time on the Termination Date. The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing holder of Preferred Stock. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. If your Preferred Stock is registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Stock. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Stock.

3. Procedures and Signature Guarantee. The Notice of Withdrawal must specify the name of the Fund, the name of the person who tendered the Preferred Stock to be withdrawn, the number of shares of Preferred Stock to be withdrawn and the name of the registered holder of Preferred Stock, if different from that of the person who tendered such Preferred Stock. If the Preferred Stock to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Preferred Stock tendered by a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP) (each being hereinafter referred to as an “Eligible Institution”)) signatures guaranteed by an Eligible Institution must be submitted prior to the withdrawal of such Preferred Stock. In addition, such notice must specify the name and number of the account at The Depository Trust Company (“Book-Entry Transfer Facility”) to be credited with the withdrawn Preferred Stock. If this Notice of Withdrawal is signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

NOTICE OF WITHDRAWAL

of Preferred Stock

of

AllianceBernstein National Municipal Income Fund, Inc.

(the “Fund”)

Auction Preferred Shares:

SERIES M (01864V203)

SERIES T (01864V302)

SERIES W (01864V401)

SERIES TH (01864V500)

Previously Tendered

Pursuant to the Offer to Purchase Dated July 27, 2015

THE WITHDRAWAL DEADLINE IS 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 24, 2015, UNLESS THE OFFER IS EXTENDED

This Notice of Withdrawal is Submitted to:

The Bank of New York Mellon

By First Class Mail, By Overnight Courier:

The Bank of New York Mellon

Corporate Trust Operations—Reorganization Unit

Attn: Dacia Brown-Jones

111 Sanders Creek Parkway

East Syracuse, New York 13057

If you have any questions regarding this Notice of Withdrawal, please contact Georgeson Inc., the Information Agent for the Offer, at (866) 431-2096.

DESCRIPTION OF PREFERRED STOCK WITHDRAWN
Enter the Name (and Series if applicable) of Fund:
Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank)	Preferred Stock Withdrawn*
1 ☐ All 2 ☐ Partial:
* Unless otherwise indicated, it will be assumed that all Preferred Stock is being withdrawn.

This Notice of Withdrawal is to be completed if you tendered Preferred Stock of the Fund in connection with the Offer by the Fund and wish to withdraw shares tendered.

☐	CHECK HERE IF YOUR PREFERRED STOCK WAS TENDERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE DEPOSITARY AND COMPLETE THE FOLLOWING. PLEASE ENCLOSE A PHOTOCOPY OF SUCH NOTICE OF GUARANTEED DELIVERY.

Name(s) of Registered Holder(s):

Window Ticket No. (if any):

Date of Execution of Notice of Guaranteed Delivery:

Name of Institution which Guaranteed Delivery:

Signatures are required on the next page.

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.

PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS

NOTICE OF WITHDRAWAL CAREFULLY.

Name of Fund:

Signature(s) of Owner(s):

Date:                     , 2015

Printed Names:

Capacity and Location Signed:

Address:

Guarantee of Signature(s)

(Required if Preferred Stock have been delivered to the Depositary)

[For use by financial institutions only. Place medallion guarantee in space below.]